Exhibit 99.2

Operator: Good day and welcome, everyone, to the Multimedia Games fourth-quarter fiscal year 2003 conference call and webcast. This call is being recorded and will be available for replay by dialing 888-203-1112 or 719-457-0820 and entering the pass code of 729736.

With us today from the Company is the President and Chief Executive Officer, Mr. Clifton E. Lind, the Chief Financial officer, Mr. Craig Nouis, and Director of Investor Relations, Ms. Julia Spencer. Once today's presentations are complete, we will conduct a 30-minute question-and-answer session. At this time, I would like to turn the call over to Mr. Lind. Please go ahead, sir.

Clifton Lind: Welcome to our fourth-quarter conference call. I'm pleased to be here today with Craig and Julia. Before we get started, I'm going to ask Julia, our Manager of Investor Relations, to give us a few cautionary comments.

Julia Spencer: Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities laws. The statements represent our judgment concerning the future, and are subject to risks and uncertainties that could cause our actual operating results and financial conditions to differ materially from those expected. Please refer to the "Risk Factors" section of our most recent SEC filings. Today's call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website, www.multimediagames.com, in the Investor Relations section. I will now turn the call back to Clifton.

Clifton Lind: Today, Multimedia recorded a record fourth quarter, with earnings per share of 50 cents, ahead of the top guidance range we provided on July 30. This morning, in our release, we provided in-depth details of the results, and Craig will expand upon them with his comments in just a moment. Also in this morning's press release, we addressed the operational matters which we believe are most significant to Multimedia, and most pertinent to those who follow the Company.

Last Wednesday, we had the opportunity, through a webcast conference, to address many of these items, including Reel Time Bingo(TM) and its play, the DOJ and the possibility of a Petition for Writ of Certiorari on the Eighth and the Tenth Circuit cases, the potential for other equipment companies to enter the Class II market, and the new opportunities and new markets for MGAM, including a discussion of California.

In addition to the topics that we reviewed last week at the conference and on the webcast, we also addressed progress on the Gen4 deployment, updates on our facility development and funding activities, and our role and expectations as the system operator for the New York Lottery Video Lottery Central Determinant System. We refer to our agreements with the Lytton Rancheria, and we also comment on giving guidance for both the first quarter of next year and our full year. In response to feedback we've gotten on the last calls, we'll try to get to the Q&A as soon as possible, as we expect that you will have specific questions on these topics and others that may be of interest to you.

Let's start with the guidance that we initiated for FY `04. As indicated in this morning's release, we are establishing full-year guidance of $2.64 per share, which is approximately 22.8% ahead of the $2.15 earnings per share just reported to you for FY `03. We also initiated fiscal 2004 EBITDA guidance of $108 million, which is almost 50% ahead of fiscal 2003 EBITDA guidance of $72.4 million. With fiscal 2004 first-quarter guidance of 46 cents per share and full-year guidance of $2.64, we have strong expectations for accelerating sequential quarterly earnings momentum throughout the year, based upon our ability to leverage new products into new markets, our evaluation of those markets today and the business that they will bring us.

With Multimedia addressing five distinct markets in fiscal 2004, representing four new revenue sources, it is important to note that each of these markets have different business models and different economics. As we have discussed before, we expect the possibility exists that our current business model for Class II Native [American] gaming may also evolve. As such, modeling the company's future earnings is no longer as basic as extrapolating average hold per machine data and other metrics.

The fiscal `04 guidance we are presenting today reflects the expectation that there will be little external influence affecting our ability to generate new business. The guidance also assumes a significant increase in New Generation player station [placements] over the recent historical average of about 200 per month. As the Company leverages its new products into new markets, we expect to do a record number of placements. The guidance reflects significant

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investments in the first half of the year, the benefit of which will be realized for some of the projects beginning in the second half of the year, and for the New York Lottery VLT operation in fiscal `05.

I think it's evident from the [press] release and from our full-year guidance that MGAM has high growth expectations going forward, and that we are committed to achieving them. I also think that, over the last quarter, it's become really evident that our Class II technological capabilities and central determinant systems are indeed among the most advanced in the gaming industry. We continue to strategically leverage our industry-leading technology and game-development expertise in order to offer the highest-earning and most enjoyable legal products in the Class II market, and for any economic and regulatory environment.

Since 1988, when we entered into this market, we have proven over and over and over again our capabilities for navigating the unique technology and regulatory demands of the market. Our tribal customers look first to us to help them to make their properties as successful as they can. This is a valuable competitive asset, which everyone needs to consider when evaluating MGAM's future. Let me now turn the call over to Craig, who will comment on the financials.

Craig Nouis: Thanks, Clifton. Earlier today, we reported diluted earnings per share of 50 cents for our fourth fiscal quarter, compared to 47 cents in the fourth quarter last fiscal year, and diluted earnings per share for fiscal 2003 of $2.15, a 24% gain over fiscal 2002 diluted earnings per share of $1.74. Fourth-quarter EBITDA, net income and earnings per share were all slightly above the upper end of the guidance range that we provided on July 30th.

We provided a lot of financial details in the press release this morning, so I will limit my comments here to just a few specific highlights of the quarter. Fourth-quarter results benefited from recurring revenues generated from more than 10,000 Class II player stations, with more than 8,700 of those player stations being what we classify as New Generation units, which have higher holds per day than our Legacy units.

Unlike our fiscal 2003 third-quarter results, where we benefited from a record revenue from the sale of more than 1,000 Class III player stations and related license fees in Washington State, which accounted for approximately 20 cents in earnings per diluted share, our fourth-quarter results were derived solely from our Class II network, and do not include any benefit from Class III player stations sales.

I will provide a little more detail for you now on the quarter. Net revenues from New Generation player stations, both Reel Time Bingo and MegaNanza(TM), were $26 million, compared to net revenues of $21.5 million in the June 2003 quarter, an increase of approximately 21%. The increase in New Generation net revenue is consistent with the increase in our average installed base, from 6,952 units for the quarter ended June 30, 2003, compared to 8,351 [units] as of the September 2003 quarter. This equates to a net revenue per player station per day for New Generation games of approximately $34 a day for both the September 2003 and June 2003 quarters.

EBITDA in the current quarter was $18.1 million, compared to $14.1 million in the September 2002 quarter, and $20 million in the June 2003 quarter. The sequential fourth-quarter EBITDA decline was the result of the timing of Class III sales. EBITDA in fiscal 2003 was $72.4 million, compared to $54.7 million for fiscal 2002, which is an increase of 32%.

As expected, the average hold per day per player station for New Generation games was approximately $114 for both the September 2003 and June 2003 quarters. Consistent with prior disclosures, the average hold per day per player station reached a network low in July 2003, before increasing in August and September to levels on par with the average hold per day in April and May. The improvement in the average hold per day per player station in August and September resulted from placing player stations at locations [whose hold per day is] at or above the network average, including new markets, and at a recently completed development project.

During the quarter, we placed a net of 1,192 New Generation player stations, and removed a net of 177 Legacy player stations, for a net Class II placement of 1,015 units. During the quarter, we placed a total of 1,787 Reel Time Bingo player stations, of which 595 were conversions from MegaNanza player stations. I also want to note that on October 28, 2003, Multimedia filed an 8-K indicating that the play of the remaining 288 MegaNanza units were discontinued. I would also add that all of those units were converted to Reel Time Bingo units.

Our SG&A expenses increased $1.6 million, from $10.6 million for the June, 2003 quarter, to $12.2 million in the September, 2003 quarter. This increase was primarily the result of higher salaries, wages and employee benefits from additional personnel hired to address the Company's focus on development of gaming products for new markets, combined with higher maintenance and repair, advertising, and legal and lobbying expenses. As a percentage of Class II gaming revenues, SG&A remained consistent, at approximately 13%.

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Depreciation and amortization in the September,  2003 quarter  increased to $6.6
million  from  $5.5  million  in  the  June,  2003  quarter.   Depreciation  and
amortization expense as a percentage of average net PP&E was 9.5% for the [September 2003] quarter, compared to 9.6% for the June, 2003 quarter. Research and development expense was approximately $2.5 million in both the September 2003 quarter and the June 2003 quarter.

Our cash balance on September 30th was $26.3 million, compared to $19 million at June 30th. This 38% increase resulted primarily from the collection of notes receivable totaling $7.2 million during the quarter. Accordingly, notes receivable declined from $11.4 million as of June 30, 2003, down to $4.2 million as of September 30, 2003. Specifically, we collected notes relating to the sales of Class III player stations in prior periods, and were reimbursed for advances made pursuant to a development agreement.

As we previously announced, we advanced the California-based Lytton Rancheria of California approximately $21 million in October 2003. The tribe used the funds to facilitate the transfer of land in San Pablo, California from fee to trust to enable the tribe to conduct gaming activities. Of the $21 million that was advanced, $18 million was from our available cash, and $3 million was drawn from our existing credit facility. The $3 million drawn from our credit facility reduced our [cash] availability under our facility from $12.5 million as of September 30, 2003, to $9.5 million. In an effort to maintain adequate resources to fund development projects, we've received a commitment from our bank to increase our credit facility by $10 million, which would provide us access to a total of $25 million, with a current availability of $19.5 million.

Long-term debt and capital lease obligations, which include borrowings under the credit facility, vendor financing for the New York VLT system, and vehicle leases, totaled $14 million as of September 30, 2003, compared to $9.2 million at June 30, 2003, and as I indicated a moment ago, reflecting the additional $3 million drawn for the Lytton loan, now totals about $17 million. The increase in debt during the past quarter was the result of $5.4 million in vendor financing relating to the New York Lottery project, less payments we made in the quarter.

We continue to believe that, given the current interest rate environment and our overall capital structure, that our debt level is very conservative, and gives us flexibility with our cash and balance sheet to take advantage of growth opportunities, such as additional development projects.

Our net property and equipment increased from $61.1 million as of June 30, 2003, to $78.5 million as of September 30, 2003. A summary of the capital expenditures for the current quarter is included in this morning's press release. As of September 30, property and equipment includes $5.4 million in internally-developed software costs. Of the $5.4 million in net book value, $2.1 million relates to internally-developed software for the New York Lottery. These costs will begin amortizing once the system is placed in service. Further details of the quarterly additions to internally-developed software can also be found in our press release. As of September 30, 2003, in addition to the internally-developed software for the New York lottery, we have capitalized $6.8 million, primarily relating to equipment and third party software. These costs will begin to depreciate once the system is placed in service.

Finally, I just want to note that, in our 10-Q for the March 2003 quarter, we had a disclosure in the legal proceedings section relating to a lawsuit filed in federal court alleging that the Company had interfered with the plaintiff's contract with an Oklahoma tribe. In September, this case reached its conclusion, and as we expected, Multimedia was found to have no liability, and as such, did not pay any monetary damages to the plaintiff.

Now, I will turn the call back to Clifton for a little more commentary on the September 2003 quarter and our strategic initiatives.

Clifton Lind: Thank you, Craig. MGAM has been investing heavily in systems that will offer a broader selection of advanced services and products to gaming operators in 2004. In addition, we continue to explore collaborations, joint ventures and strategic relationships with other vendors in the industry, which will help us be a more effective penetrator of the Native American market and other gaming markets. We carefully evaluate all such collaborative joint ventures and strategic opportunities, and when and if material developments do occur, we will promptly and broadly disseminate this information to the market.

Clearly, there is a lot going on, and we've not only made great progress in our efforts to maintain and build our Class II business, but also in our efforts to expand geographically, as well as to diversify into other areas where our core capabilities and technologies can allow us to quickly be successful in ancillary areas of the gaming industries.

I want to follow up now on the comment that I made last quarter about my plan to gift 5,000 shares of MGAM to my family's charitable foundation. This occurred earlier this month, and I reported it as a gift on the appropriate filings. I also want to note that, prior to the end of the year, I will be gifting some additional shares to my family members

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and my family's foundation as well as our family partnership.  This is a routine part of estate planning for someone of my age. We will make the appropriate filings as soon as that happens. Finally, as I've said on the last four conference calls, sometime between now and the end of next March, I will possibly be surrendering shares of MGAM in settlement of a note, consistent with the terms of the note that I have outstanding with the Company. This will also be reported, as required, through the SEC in Form 4 filings when and if it will occur.

Finally, indulge me just a minute and let me publicly acknowledge the fantastic teams that we have here at MGAM. In the last quarter, many of you have visited with us at the tribal gaming facilities that we have developed or supported or currently have products in, and then come to Austin and visited with our staff here. I get very positive feedback from these interactions.

Our people are on the front line in every area, from daily customer sales and service to interactions with regulators, to advanced technological development. We continue to impress our customers and the regulators with our ability to quickly change our direction and come out with new products that either fill a new market niche or address changes that are going on within our industries. These teams are the backbone of our great organization, and they are unified in working diligently each day to find a way to better serve our customers. Now, let's open the floor for question.

Operator: Thank you, sir. (OPERATOR INSTRUCTIONS). David Bain, analyst with The Seidler Companies.

David Bain: I am wondering, as it relates to guidance, some of the assumptions in there, does that include, let's say, enforcement action on competitors' games that could be deemed Class III, higher hold on average of New Generation games that you are converting to? What exactly is in the new guidance?

Clifton Lind: David, Craig and I take our guidance very seriously. As you know, we've worked many hours every week on evaluating the market opportunities out there and the probabilities that we will be able to penetrate them, and if we do, what the business model will be once we get in there. This guidance that we have put out today represents our current evaluation of the fair numbers that we should indicate to the market that this management team believes it can achieve and thinks it can achieve. We very carefully go through every known business opportunity and evolving business opportunities, and we rank them not only by the likelihood that they will occur but the likelihood that we will prevail. Then we study very carefully what the metrics of the business model and the financial model would be if we get them.

This [guidance] represents a portion of the new opportunities that we have. We do not have any significant metric in here that would support having some action by someone to step in and do something extremely meaningful in the market that would change our current situation insofar as regulation or other things. There is ample upside if something quickly happens, but it is not the habit of this management team to bet on the government taking action or not taking action to preserve value or to create value for our shareholders.

So, we are working within the existing market as we see it and as we expect to evolve and we're not counting on anyone saving us and creating a new, rapid infusion of opportunities for us. We are working on methodically creating those for ourselves.

David Bain: Okay, so you are basically staying with your kind of current network average of hold per day, even with the New Generation engines possibly being able to provide wide area progressives and what not?

Clifton Lind: Yes. Let me say, David, that, first, I'm recovering from a bout with the flu and I have laryngitis, so most of the financial questions I'm going to quickly hand those over to Craig so my voice will last through the end of the call. But your statement was an accurate statement.

David Bain: Okay. Then what about charity gaming? We've talked about that in the past and then on the last conference call, we were talking about that into `04. Is that in your new guidance at all? Is there any...?

Clifton Lind: There is. We have our first revenue from charity gaming in our guidance for the last half of the year; it's rather modest. As you know, charity gaming is something that we build jurisdiction by jurisdiction, and we're confident enough for the very first year to put some revenue from charity gaming into the guidance for the last half of the [year]. We also have in the guidance a little bit of revenue from some new markets that we will be entering, but that for competitive reasons, we're not going to be talking about on this conference call.

David Bain: Okay, I may follow up. Thank you.

Operator: Jeff Martin, analyst with Roth Capital Partners.

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Jeff  Martin:  Clifton,  could  you  go  into  a  little  more  detail  on  what specifically the DOJ's [Petition for Writ of] Certiorari means, what potential scenarios could play out and what you think are the possible likelihoods of each of those scenarios?

Clifton Lind: Sure. Let me first say that there is going to be a lot of tea-reading, because the filing occurred late Friday night, and, as far as I know -- at least through seven o'clock this morning -- no one had been furnished a copy of it. Let me first reiterate something that we said. We're not a party to that suit and we will only get involved if our tribal partners ask us to. When our tribal partners have asked us to get involved in the past, we have.

First, it is virtually impossible for me to speculate on the probability of the Supreme Court granting the Writ of Certiorari, and it is impossible for me to speculate on the outcome, since I don't even know -- haven't seen the claims that the government has put in their filings. So, we will have much to say on this in the future if it is appropriate and if our tribes ask us to publicly comment on this, but we are not a party [to the suit], and we want to support our [tribal customers'] sovereign rights and the rights that were granted by IGRA to our tribal customers to use Class II gaming and other forms of gaming for their betterment, but I can't make any specific [comments].

As you know, the first hurdle is for the Court to decide if they're going to grant the Writ of Certiorari. I'm told that there are over 8,000 cases filed annually, and the Court normally takes 70 to 80 to 90 -- in a good year, slightly more than 100. Whether this will rise to the level that the Court thinks is one of the top 1% of the cases that have been filed, I have no way to know. There will be great speculation on the meaning of whether the Court takes it or the Court doesn't take it. There isn't any way to read the tea leaves on this deal. This is business as usual for us, Jeff; we have been dealing with this regulatory and political instability that has been out there for a long time, and our customers and I take this as a normal course of action and something else for us to deal with.

If the government is granted the Writ of Certiorari and [the Court] agrees to hear the case, after the pleadings are filed and the Court reviews it, it will certainly be unlikely that if they grant the Writ that they will get to it in the current session; it would be more likely in the session that would begin next October and ends in June of `05. That outcome could be either extremely good for the tribes and the industry or it can be extremely troubling. Either way, this Company and our customers have strategies that we will [use to] deal with that.

As I've said, this Company is not one whose management team is waiting for government action or inaction to support value and build value for our shareholders. This management team embarked on a process of diversification two and a half years ago. While we were continuing to try to bring the most exciting products to Class II customers, we are well on our way in executing our strategies of diversification. As I've just said, there will be several new sources of revenue this year that will be significant in `05. We will pitch in if the tribes ask us to, and we will be far in the background if the tribes don't ask for our help. That's about all the speculation I can do until I at least have a chance to read the government's petition and talk more with our tribal leaders and their tribal attorneys about where they see this going from here.

Jeff Martin: Help me out on that. I apologize if I'm a little bit ignorant here, but is this specifically over electronic player station decisions that were [made in] the Eighth and Tenth Circuit Courts? What are the specific issues that they are bringing to the plate here?

Clifton Lind: Look, certainly, this is -- we are told -- and again, we've not seen the filing -- we're told this is a joint petition for Writ of Certiorari of the recent Eighth Circuit and the recent Tenth Circuit ruling. That is the only thing that was ripe for a Petition for Certiorari, so I assume that that is correct.

The issues that are covered in that, Jeff, that is unknown to me, but the Department of Justice, as far as I know, through early this morning, had not even shared those with the tribes. Those were filed by mail, and because of the mail system that the Supreme Court and other government agencies have in place to protect them from terrorist attack, it could be days before the filings are available, unless DOJ gives a complimentary copy of their filings to the two tribes that are parties to this case.

Jeff Martin: What is the likelihood that this could or won't affect the Advisory Opinion that the NIGC has issued for Reel Time Bingo?

Clifton Lind: It should have -- again, we don't know what their claims are, but we would not believe that this would have any effect at all on the Advisory Opinion, not having seen the claims, but we do not believe that they are taking the NIGC to task in this position.

Jeff Martin: Okay, great. I will hop off for others, thanks.

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Operator: Bill Lerner, analyst with Prudential Securities.

Bill Lerner: A few questions -- one, just circling back on the guidance, I just want to ask it a little differently. Are there any new development deals in contract or in process that could benefit guidance for fiscal 2004? That's the first one. I'm trying to determine what development deals are in the guidance, if any, right now.

Clifton Lind: First, as you know, we have a number of them that we have publicly announced under contract. All of them will be completed prior to the end of this fiscal year, but very late in this fiscal year. They are all in the architectural and engineering stage right now, and we're getting into the winter storms season, and so construction schedules are unpredictable. But [the guidance] does not include any revenue from [development deals] that we have not signed and publicly announced at this time but are working on. The real impact of the vast majority of the deals that we've already signed will be in FY `05.

Bill Lerner: Okay, so then a follow-up there is when you take look at the EBITDA guidance you guys have provided, relative to EPS guidance, it seems that there's a spread which is kind of missing. Is that really D&A from these deals, or is it some new credit facility that happened post-quarter?

Craig Nouis: Bill, that relates just to the number of expected placements during this year and just anticipation of -Clifton was mentioning earlier about all these new markets that we will be entering into - [which are] going to require a significant amount of additional player station placements, and EBITDA is a result of that. We will have the earnings off of it, but obviously, it's a depreciation impact from the player station placements.

Bill Lerner: The last question, circling back on the DOJ situation, can you just lay out for us a worst-case scenario? I know that you haven't obviously seen the language, but you can presume what's in there. What's kind of the worst base and best case scenarios? Thanks. As that relates to you guys specifically?

Clifton Lind: Well, I don't know what they're claiming, Bill. I could answer this question after I read what the claims are, but I have no idea and I can't draw any conclusions from the prior arguments and the circuit cases that I would feel good about speculating on at this time. I would feel like an idiot before reading the filings to have any opinion on what the best or the worst case could be.

But I want to say, this not just something that is downside. I mean, as you know, issues involving the Justice Department's view on the Native Americans' rights to conduct Class II gaming - which we assume these cases are about - have been tried in a number of circuits over the past. In four of the five courts, every ruling has been very strong in favor of the Native Americans, and so there are people who would be excited about the Court granting this Writ of Certiorari, if they thought that the Supreme Court was going to follow the results of what the tribes have won in four of the five circuit rulings out there. But obviously, if the Court decides to look at that, while they will look at the action of the prior courts, they will start anew. This will be their first look and their dominant look, and other than in the pleadings, they will not be influenced by what's gone on before. But I can't say anything further than that.

I can tell you that there could be a very good outcome for the tribes. On whatever the Justice Department is appealing, the Court could rule in favor of the tribes, and then that would bring even more clarity to the tribes for Class II gaming for the future. Then obviously, it could fundamentally change the Class II industry that we are in, if whatever the claims are, the Court rules against the tribes. But we have a long - there's lots of water [that's] gone under the bridge. We've got to give the tribes a chance to analyze what DOJ has put in these filings, and then the tribes will come up with a response. If they ask us to support them, well, you can be sure that Multimedia Games will. That's all I can say. I'm sorry. I know on this late breaking news we all want more, but you can be sure that the tribes will be making a unified statement in the near future as soon as they've had a chance to get this ruling and evaluate it.

Let me remind you that the tribes are very strong; they're stronger than they've ever been. They have very bright management and very bright tribal attorneys, and we expect they will do an extraordinarily good job of defending their rights, whatever it is the Department of Justice is challenging. I'd like to ask that there not be any more questions on this, because I just can't comment more than I have until I see the filings.

Operator: George Smith, analyst with Davenport & Co.

George Smith: Good morning. You talked about joint ventures for a little bit. I'm wondering if you could provide a little more detail there in terms of what you would be looking to accomplish and the structure of any deal. I mean, it would seem to make sense to maybe partner with a much bigger player like an IGT, that obviously has a lot of

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marketing and distribution  clout -- would something like that make sense, where you could have access to their titles? If not, what are you looking for?

Clifton Lind: We currently have what we consider to be strategic relationships with both WMS and with Alliance, and we would love to have a strategic relationship with IGT. We have very carefully chosen other gaming manufacturers like Mikohn to work with, and we are talking to a number of other manufacturers now who might think that it is [in] their interest to enter Class II gaming via one of the current providers. So, we certainly are in active discussions with other content providers about their content, and other manufacturers about strategic OEM relationships. That is a normal course of our business -- will be a normal course of our business, and we certainly think that the best path to some markets is through these strategic relationships, and we embrace them.

George Smith: On the whole, you continue to think you can make more money for shareholders as a stand-alone entity rather than part of a much bigger beast, if you will?

Clifton Lind: I want to say that we're very pleased with our compounded annual growth rate of earnings per share, revenue, net gaming revenue, net income and EBITDA. We find it very exciting. Management and this board are committed to do whatever is in the best long-term interest of its shareholders, and we will consider every opportunity, whether or not it involves a change in the independence of this company. So, we are neither an advocate of changing our corporate structure immediately, nor do we have a closed mind on that issue. Whatever, as this market changes and involves, is best for our shareholders is what this board and this management will do.

George Smith: One last thing -- any thoughts -- share repurchases, dividends -- getting more aggressive on either front?

Clifton Lind: Our board has had numerous discussions on both of those issues. Management looks at it very carefully on a weekly basis. We currently have the authority to repurchase a large number of shares if Craig and I deem that it is timely for us to do so. Obviously, with the kind of cash that we have the ability to generate, both share repurchases and dividends are a real possibility at any time.

George Smith: Could Multimedia itself be an acquirer of other businesses?

Clifton Lind: Certainly.

George Smith: What would you be looking for in that case?

Clifton Lind: Anything that would leverage on our technical capabilities and our systems capabilities and our content capabilities to take us into new markets, or even other markets that -- new gaming markets or other markets that don't involve gaming. We have had and continue to have numerous discussions in that regard.

George Smith: Would you say there are a lot of opportunities out there, or a few -- ?

Clifton Lind: Management believes that there have never been more opportunities than we have an opportunity to look at today.

Operator: Carson Yost, analyst with Luther King Capital Management.

Carson Yost: Good morning. I just had a question about the New York Lottery. I just wanted to know if we can get an update on Yonkers and Aqueduct, because I know they are relatively big for you guys and it seems that's a little [up] in the air right now.

Clifton Lind: You know, actually, a better place to get that update would be to talk to Yonkers and to Aqueduct. Let me just say in general that we are pleased with our progress and will turn on the first [track], which currently appears to be Saratoga, in January. Then it appears to us that there will be about one [track] a month going on[line] until May and June, when a large number of other ones will come on.

We have no assumptions in our guidance this year for Aqueduct. We believe, and as we have stated publicly before, it appears to be in the interest of the schoolchildren of New York that the state and the track management resolve the issues that are outstanding and so much in the press. We certainly hope that they do; that would be a meaningful addition to the network, but we are not counting on that happening in our FY `04.

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Our best information from the management of Yonkers is that we should be looking for a June turn-on. I just don't have any better information than what they give our staff that's on the ground and up there in New York, in the data centers and bringing up the individual tracks. So, that's the best information that we have.

Carson Yost: That's great. I didn't get a chance to listen to your webcast last week, which I will certainly take the time to do. But I didn't understand the loan made to the Lytton Rancheria Indians. Can you just give us some comfort on --?

Clifton Lind: Sure. We've been working with the Lytton Rancheria for over two and a half years. They have great tribal leadership; they are a very honorable people, as all of our Native American customers are. They have been struggling to get land in trust. We had committed a number of financial forms of commitments, including letters of credit and other things, to help them throughout the last two and a half years. They have not had any need or opportunity to use our prior commitments. They had accepted an alternative route to get this land from fee to trust so that they could start the process of getting prepared to be able to conduct gaming activities. At the last minute, their other financing source was in question as to whether or not they would be able to fund in a timely manner, and so the tribe came back to us and asked if we were still willing to help. It has long been our policy to help Native American tribes get in a position to pursue their legal rights to conduct gaming. We were happy to lend them the money to do that.

Carson Yost: There's no formal quid pro quo? That's just something -- maybe an informal quid pro quo?

Clifton Lind: There is only a loan commitment. The loan commitment is for a period of 14 months. The terms of that loan change after sixty days if they do not pay it off, and we stand by our commitment beyond that loan. The tribe has publicly announced that they think it is in their best interest to pursue Class III gaming, and they are going to do what is in their best tribal interest.

There is always the chance that, while they are trying to get their Class III compact, they may choose to do Class II gaming. If so, we would be among many at the door trying to offer our products and services. We will be there if the tribe decides to offer Class II gaming, but there is no agreement beyond what both the tribe and Multimedia has publicly disclosed.

Carson Yost: Would you be interested in Class III gaming if they did get the compact?

Clifton Lind: There is no question that we would support the tribe in either Class II gaming or Class III gaming.

Carson Yost: Last question --.

Clifton Lind: Let me say, if it asked us to do so.

Carson Yost: The last question with that is, do you have any collateral or how is that secured -- that loan?

Clifton Lind: I'm going to turn that over to Craig and try to save my voice here.

Craig Nouis: Basically, what collateralizes that loan is really the revenue stream from any of the operations that the tribe currently runs, whether that's through the card room, whether it's Class II or Class III gaming.

Carson Yost: Thank you very much.

Operator: Steven Hoffman, analyst with Highline Capital.

Steven Hoffman: Hi, guys. Thanks for taking my call. You've talked a lot about Lytton so far. Do you expect that the loans from the Lytton tribe is going to be repaid before December 9?

Clifton Lind: Steve, the tribe has the ability with one day's notice to pay off that loan. So, they could contact us on the eighth and tell us that there was a wire transfer coming the next day. You know, our current discussions with the tribe are that they are considering all of their options, you know, one of which is at any time to pay that off, but there has been no further discussion on that one way or the other.

Steven Hoffman: Okay. Are there any machines from the Lytton tribe contemplated in your guidance for `04?

Clifton Lind: I can't comment on that.

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Steven Hoffman:  You also said before - I think another caller - that games from the charity markets are being contemplated in your guidance in the second half of `04. Does that mean that any introduction of new games into the charity markets before the second half of `04 would be incremental?

Clifton Lind: Steve, we divide our forecast into two different sections of the charity market; one is the pure charity market and the other is the commercial charity market. There is revenue in the forecast from the commercial charity market, beginning late in our first fiscal quarter.

Steven Hoffman: Okay. What's the difference between the two charity markets?

Clifton Lind: The commercial charity markets are basically commercial hall operators that then donate the proceeds from - it changes from state to state - but normally from each session to a particular charity. So you know, for example, on Monday, they might operate for the benefit of the Boys' Club, and Tuesday for the Girl Scouts, and Wednesday for the rape crisis center, etc.

Steven Hoffman: Then the last question is, is there any expansion of WinStar contemplated in your guidance?

Clifton Lind: Again, the tribe has not asked us - at this point in time has not indicated to us that there will be any expansion in the immediate future, and so we would not be including that in the forecast.

Operator: Jeff Martin, analyst with Roth Capital Partners.

Jeff Martin: Clifton, you have stressed several times on the call the diversification that is upcoming for your business model. Could you give us an idea of what percent of revenue you think in 2004 - fiscal `04 and fiscal `05 your Class II will be as a percentage of total?

Clifton Lind: For `04, we think that the [percentage of] revenue from the Class II market will be slightly less than it was in `03, which we just completed. That's based upon the fact that most of these new diversification opportunities, including the New York Lottery, will occur very late in the year. And so they will only impact the last few months of the year as they come on board. So, the real impact of these will be in `05. Craig, can you give us the number of the percentage that Class II gaming will represent in `05? Craig and I will have to get back with you, Jeff, on that. We will get back in a broad sense.

Jeff Martin: Then one other percentage -- what percentage of your Class II base do you think will be Gen4 by the end of fiscal `04?

Clifton Lind: By the end of the second quarter of `04, 100% of the base will be Gen4.

Jeff Martin: Okay. Then finally, what kind of assumptions do you have for the competitive landscape changing over the next twelve months?

Clifton Lind: We always have been aware and had strategies to deal with the entrance of new players into this market, and we always try to take a conservative approach and include an impact in the financial model of their entrance, and we have those included in this model.

Operator: At this time, Mr. Lind, I'd like to turn the call back over to you for any additional closing comments.

Clifton Lind: First, I want to thank all of our long-term supporters and followers, as well as those who we've met only recently. We appreciate all of the new faces that we see and new names that we see in this stock, and we look forward to spending additional time with you and publicly addressing any of the questions or concerns you have about the operation of this Company, and where this management team is committed to take it. I hope that we've done a good job in giving you a deeper perspective on where we're headed in the future. The fact is that this diversification process, which started two and a half years ago, is not an indication that we've lost any confidence in the growth of the Class II market, but rather reflects our desire to diversify out of this market and capture other growth in emerging markets that our technology particularly suits us to do and have higher-than-expected returns for our shareholders.

We're confident that our strong balance sheet, our high margins and reoccurring revenue and cash flow and now, the multiple revenue streams that we're bringing on board will prove to be beneficial to our shareholders in the upcoming quarters and years ahead.

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As I said,  I feel  that  this  team  comprises  some of the best  talent in our industry, and that through their contributions, we will continue to provide outstanding services and innovative products to our customers and thereby be
able  to  continue  reporting   outstanding   financial  results  for  you,  our
shareholders.

Management just reported record revenue, record net gaming revenue, record EBITDA, record net income and record net earnings per share for both the last quarter of our last fiscal year and the last fiscal year. Today, Multimedia's management announced guidance for FY `04, which we expect you to take as our commitment, our word of honor, that we will do our very best to deliver again record revenue, record net gaming revenue, record EBITDA, record net income and record earnings per share in FY `04. We have committed to do our best to deliver this new guidance at a compounded annual growth rate that the vast majority of public corporations in the United States that are classified as growth companies would envy.

The recent news of the DOJ action is not daunting to us, nor our customers; it is just business as usual. This management team would not and does not intend to rely on the government's action or inaction to provide a rewarding future for our shoulders. That is why, once again, we embarked on this path of diversification over two and a half years ago, while we continue to focus on providing the most exciting and profitable legal products to our customers.

While we are excited about the additional growth in the Class II and the Class III sectors of the Native American gaming market, we are equally enthusiastic about the rewards that our diversification efforts will yield in the short term and the long term. We look forward to reporting to again in the near future on our continued progress. Thank you very much.

Operator:   That  concludes   today's   conference  call.  Thank  you  for  your
participation. You may now disconnect.

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